EXHIBIT 12

Ratios  of  Earnings  to  Combined  Fixed  Charges and Preferred Stock Dividends

     Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary items, income taxes and minority interest plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends. The following table sets forth our ratios of earnings to fixed charges for the periods shown:

                                                            JULY 15, 1998
                                YEARS ENDED DECEMBER 31,      (INCEPTION)
                               -------------------------    TO DECEMBER 31,
                                2001     2000     1999           1998
                               -------  -------  -------    ---------------
Pretax income                  $11,206  $ 8,385  $ 9,791        $3,275

Fixed charges:
Interest expense                 2,772    2,441    2,418           836
Amortization of debt costs           9        -        -             -
Rent expense representing
an interest factor                   -        -        -             -
Preferred stock dividends            -        -        -             -
                               -------  -------  -------        ------

Earnings available for fixed
charges                        $13,987  $10,826  $12,209        $4,111
                               =======  =======  =======        ======

Fixed charges:
Interest expense               $ 2,772  $ 2,441  $ 2,418        $  836
Capitalized interest                 -        -        -             -
Amortization of debt costs           9        -        -             -
Rent expense representing
an interest factor                   -        -        -             -
Preferred stock dividends            -        -        -             -
                               -------  -------  -------        ------

                               $ 2,781  $ 2,441  $ 2,418        $  836
                               =======  =======  =======        ======

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS    5.03x    4.44x    5.05x         4.92x
                               =======  =======  =======        ======